Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Sempra Energy:

We consent to the incorporation by reference in Registration Statement No. 333-176855 on Form S-3 and 333-56161, 333-50806, 333-49732, 333-121073, 333-128441, 333-151184, 333-155191, 333-129774 and 333-157567 on Form S-8 of our reports, (1) dated February 28, 2012 (May 11, 2012 as to the effects of the changes in reportable segments, accounting for investment tax credits, and the method of presenting comprehensive income as described in Note 1 to the consolidated financial statements), relating to the consolidated financial statements of Sempra Energy and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the i) retrospective change in reportable segments, ii) retrospective change in method of accounting for investment tax credits from the flow-through method to the deferral method, and iii) retrospective change in method of presenting comprehensive income due to the adoption of a new accounting standard), and (2) dated February 28, 2012 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in Exhibit 99.5 to this Current Report on Form 8-K of Sempra Energy.

/S/ DELOITTE & TOUCHE LLP

San Diego, California

May 11, 2012